UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2008

Cell Genesys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19986	94-3061375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Forbes Boulevard, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 16, 2008, Cell Genesys, Inc. (the “Company”) issued a press release announcing its decision to terminate the VITAL-1 Phase 3 clinical trial of GVAX immunotherapy based on the results of a futility analysis conducted by the study’s Independent Data Monitoring Committee. In view of the termination of both the VITAL-1 and VITAL-2 trials, the Company will place on hold the further development of GVAX immunotherapy for prostate cancer and the Board of Directors has committed to a restructuring plan that will result in the reduction of its staff of 290 by approximately 75% by year-end and further reductions anticipated in the first half of 2009 as additional activities are phased out. A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Employees directly affected by the restructuring plan will be provided with severance payments, outplacement assistance and continuation of benefits. The restructuring plan realigns the Company’s workforce and operations as it strategically reassesses its research and development activities and corporate objectives in light of the previously announced termination of the VITAL-2 Phase 3 clinical trial and the outcome of the futility analysis for the VITAL-1 Phase 3 clinical trial. The Company is exploring its strategic alternatives, including merger with or acquisition by another company, further restructuring of the Company and allocation of its resources toward other biopharmaceutical product areas, and sale of the Company’s assets and liquidation of the Company.

The Company anticipates incurring personnel-related restructuring charges of approximately $12.8 million in the fourth quarter of 2008. The majority of the personnel-related restructuring charges will be paid out during the fourth quarter of 2008. The personnel-related restructuring charges that the Company expects to incur are subject to a number of assumptions and actual results may differ. The Company may also incur other material charges not currently contemplated due to the events that may occur as a result of, or associated with, the restructuring plan.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the restructuring and reduction in workforce described in Item 2.05 of this Form 8-K, the employment of Robert J. Dow, MBChb, Chief Medical Officer; Kristen M. Hege, M.D., Vice President, Clinical Research; Michael W. Ramsay, Senior Vice President, Operations and Peter K. Working, Ph.D., Senior Vice President, Research and Development, will terminate effective October 30, 2008. As a result of the terminations, employees previously reporting to those persons, including senior managers in clinical and manufacturing departments, will report directly to Stephen A. Sherwin, M.D., Chairman and Chief Executive Officer of the Company.

Item 8.01	Other Events

On October 16, 2008, the Company issued a press release announcing the outcome of the futility analysis of VITAL-1 Phase 3 clinical trial and the strategic realignment of workforce and operations and the matters described in Item 2.05 of this Form 8-K. The Company also announced that it is exploring its strategic alternatives, including merger with or acquisition by another company, further restructuring of the Company and allocation of its resources toward other biopharmaceutical product areas, and sale of the Company’s assets and liquidation of the Company. A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

All statements, other than statements of historical fact, regarding management’s expectations, beliefs, goals, plans or the Company’s prospects, future financial position, future revenues and projected costs should be considered forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The personnel-related restructuring charges that the Company expects to incur in connection with the restructuring are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan. These and other risks are described in greater detail in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this Form 8-K as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release of Cell Genesys, Inc. dated October 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cell Genesys, Inc.

October 16, 2008	By:	/s/ Sharon E. Tetlow
Name: Sharon E. Tetlow
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release of Cell Genesys, Inc. dated October 16, 2008.